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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

     e.spire(TM) REPORTS RECORD REVENUES OF $92.7 MILLION FOR SECOND QUARTER

HERNDON, VA, JULY 20, 2000 -- e.spire Communications, Inc. (NASDAQ: ESPI), the communications company for the networked economy, today announced consolidated revenues of $92.7 million for the quarter ended June 30, 2000, a 41% increase over the prior quarter and a 46% improvement over the year ago quarter. Earnings before interest, taxes, depreciation, amortization and non-cash compensation ("adjusted EBITDA") for the quarter ended June 30, 2000, was a loss of $(8.8) million, a 63% improvement over the prior quarter and a 34% improvement over the year ago quarter.

Revenues from e.spire's core telecom business were $62.6 million, up from $61.5 million in the previous quarter and up 40% from $44.8 million in the year ago quarter. e.spire's Internet subsidiaries, Web hosting service provider ValueWeb(TM) and dial-up Internet service provider CyberGate, Inc., delivered revenues of $7 million, or 8% of total revenues. These revenues are included in the Company's core telecom business.

ACSI Network Technologies, Inc., e.spire's network development subsidiary, reported $30.1 million in revenues, a 610% increase from $4.2 million in the prior quarter and a 62% increase from $18.6 million in the year ago quarter. ACSI NT contributed 33% of e.spire's consolidated revenues in the second quarter, up from 6% in the previous quarter.

"e.spire's performance exceeded our expectations for the quarter," said George
F. Schmitt, e.spire Chairman and Acting Chief Executive Officer. "We achieved record-breaking revenues and an improved EBITDA loss."

"For the third quarter, we expect to see improvement in our telecom business, as well as another significant contribution from our NT subsidiary and growth in our Web hosting business," added Schmitt. "We are increasing capacity in several of our key switch markets and continuing to improve our back office processes, and we also expect to add customers in the high-margin Web hosting business."

e.spire's net loss applicable to common stockholders and net loss per common share for the second quarter 2000 was $(81.6) million, or $(1.56) per common share, compared to $(118.1) million, or $(2.29) per common share, for the first quarter, which included a beneficial conversion charge of approximately $24.6 million, or $(0.48) per common share, related to the convertible preferred stock issued in the first quarter.



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During the second quarter of 2000, e.spire negotiated with its syndicated bank group to amend its Senior Secured Credit Facility and reached agreement on new terms, signed on July 14, 2000. e.spire expects final documentation to be signed by mid-August.

                                     -MORE-

e.spire REPORTS RECORD REVENUES OF $92.7 MILLION FOR SECOND
QUARTER/PAGE 2

"We met and expect to continue to meet the financial commitments of the new terms," said Bradley E. Sparks, e.spire Chief Financial Officer. "Resolution of these negotiations was a major accomplishment for us because the new covenants will allow us to achieve our goals."

e.spire Communications, Inc. is a leading integrated communications provider, offering traditional local and long distance, dedicated Internet access and advanced data solutions, such as ATM and frame relay. e.spire also provides dial-up Internet through its wholly-owned Internet service provider (ISP), CyberGate, Inc., and Web hosting services through CyberGate's subsidiary, ValueWeb. In addition, ACSI Network Technologies, Inc., another e.spire subsidiary, provides third parties, including other communications concerns, municipalities and corporations, with turnkey fiber-optic design, construction and project management expertise. More information about e.spire is available on e.spire's Web site, www.espire.net.

Certain statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, anticipated EBITDA and other statements are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. Forward-looking statements use such words as plans, expects, will, will likely result, are expected to, will continue, is anticipated, estimate, project, believes, anticipates, intends and expects, may, should, continue, seek, could and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the Company's degree of financial leverage, risks associated with debt service requirements and interest rate fluctuations, risks associated with acquisitions and the integration thereof, the impact of restriction under the Company's financial instruments, dependence on availability of transmission facilities, regulation risks including the impact of the Telecommunications Act of 1996, contingent liabilities, the impact of competitive services and pricing, the ability of the Company to successfully implement its strategies, as well as the other risks referenced from time to time in the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 1999. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the



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Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Media Relations
---------------
                                                         Peggy Disney
703.639.6738
peggy.disney@espire.net

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